Registration No. 333-33199

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-33199

UNDER THE SECURITIES ACT OF 1933

CHICAGO BRIDGE & IRON COMPANY N.V.
(Exact Name of Registrant as Specified in its Charter)

The Netherlands	Prinses Beatrixlaan 35	98-0420223
(State or Other Jurisdiction of	2595 AK The Hague	(I.R.S. Employer Identification No.)
Incorporation or Organization)	The Netherlands
31 70 373 2010
(Address of Principal Executive Offices)

Chicago Bridge & Iron Savings Plan (Full Title of Plans)

Kirsten B. David Executive Vice President and Chief Legal Officer One CB&I Plaza 2103 Research Forest Drive The Woodlands, TX 77380-2624 (832) 513-1040
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

DEREGISTRATION OF SECURITIES
Chicago Bridge & Iron Company N.V. (the “Registrant”) is filing this Post-Effective Amendment to the following Registration Statement on Form S-8, File No. 333-33199, filed with the Securities and Exchange Commission on August 8, 1997 (the “Registration Statement”) to terminate all offerings under such Registration Statement and deregister any and all securities that remain unsold pursuant to the Registration Statement:

•
Registration Statement pertaining to the registration of 500,000 shares of common stock, par value EUR 0.01 per share, of the Registrant (the “Common Stock”) issuable under the Chicago Bridge & Iron Savings Plan (the “Savings Plan”).

The Company notified Plan participants that as of May 1, 2017, no further offers or sales of Common Stock will be made available through the Savings Plan. Employees will continue to have the ability to purchase Common Stock through the Company’s Employee Stock Purchase Plan.

Pursuant to Registrant’s undertaking in the Registration Statement to remove any securities that remain unsold at the termination of the offering by means of a post-effective amendment, this Post-Effective Amendment removes from registration the Registrant’s Common Stock not heretofore sold pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, Texas, on the 19th day of June, 2017.

CHICAGO BRIDGE & IRON COMPANY N.V.

By: Chicago Bridge & Iron B.V. Its Managing Director By: /s/ Michael S. Taff
Name: Michael S. Taff Title: Managing Director (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Philip K. Asherman Philip K. Asherman	President and Chief Executive Officer (Principal Executive Officer) Supervisory Director	June 19, 2017
/s/ Michael S. Taff Michael S. Taff	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 19, 2017
/s/ Westley S. Stockton Westley S. Stockton	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	June 19, 2017
/s/ L. Richard Flury L. Richard Flury	Supervisory Director and Non-Executive Chairman	June 19, 2017
/s/ James R. Bolch James R. Bolch	Supervisory Director	June 19, 2017
/s/Deborah M. Fretz Deborah M. Fretz	Supervisory Director	June 19, 2017
/s/ W. Craig Kissel W. Craig Kissel	Supervisory Director	June 19, 2017
/s/ Larry D. McVay Larry D. McVay	Supervisory Director	June 19, 2017
/s/James H. Miller James H. Miller	Supervisory Director	June 19, 2017
/s/ Forbes I.J. Alexander Forbes I.J. Alexander	Supervisory Director	June 19, 2017
/s/ Marsha C. Williams Marsha C. Williams	Supervisory Director	June 19, 2017
Registrant’s Agent for Service in the United States
/s/ Kirsten B. David Kirsten B. David		June 19, 2017